CTI BioPharma Provides Program Update Following Regulatory Feedback on Pacritinib Development from the European Medicines Agency

- European regulatory opinion on marketing authorization application (MAA) for pacritinib now expected in the first quarter of 2019 -

SEATTLE, November 26, 2018 - CTI BioPharma Corp. (NASDAQ:CTIC) today announced that the Company has received a second round of questions related to the Day 180 List of Outstanding Issues, for the marketing authorization application (MAA) for pacritinib, from the European Medicines Agency (EMA). The Company plans to submit responses to the EMA, which will include data from the ongoing open label PAC203 trial, by the end of the year. In addition, the Company is preparing for an Oral Explanation meeting before the Committee for Medicinal Products for Human Use (CHMP). A decision by CHMP on the MAA is expected in the first quarter of 2019.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding the timing of and results from clinical trials and development activities related to pacritinib, the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of pacritinib, the anticipated timing of regulatory submissions and our interactions with regulators, the efficacy of, and potential changes to, our clinical trial designs and anticipated enrollment, including timing thereof, our ability to successfully develop and achieve milestones in the development of pacritinib, and the anticipated benefits of pacritinib. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our efforts to advance the development of pacritinib may not be successful; any of our or our collaborators’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.
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CTI BioPharma Contacts:
Julia Balanova (investors)
+1 646 378 2936
jbalanova@troutgroup.com

Rich Allan (media)
+1 646-378-2958
rallan@troutgroup.com